Exhibit 99.1
From:
Xponential, Inc.
6400 Atlantic Boulevard, Suite 190
Norcross, Georgia 30071
Company Contact: Dwayne Moyers,
817-731-9559
For Immediate Release
Xponential, Inc. Increases Stake in
American IronHorse Motorcycle Company, Inc. and
Purchases Additional Pawnshop Real Estate
Norcross, Georgia, January 10, 2006: Xponential, Inc. (OTC Bulletin Board: XPOI) announced that on January 6, 2006 it acquired an additional 190,000 shares of American IronHorse Motorcycle Company, Inc. common stock in a private transaction with a former officer and director at $8.50 per share, for a total consideration of $1,615,000, which was paid partly in cash and partly by a three year unsecured promissory note. The amount of the purchase price is subject to increase and the promissory note is subject to acceleration upon the occurrence of a triggering event. The acquisition increases the holdings of Xponential to 988,659 shares, or 17.7% of the common stock outstanding. Xponential also owns a warrant to purchase an additional 100,000 shares at $15 per share.
Xponential, Inc. also announced that on December 30, 2005, it purchased land and a building located in Atlanta, Georgia occupied by one of the pawnshops operated by its subsidiary, PawnMart, Inc., for a total consideration of $875,000.
     Dwayne Moyers, Chairman and CEO commented, “We are continuing our long-term focus on building shareholder value of Xponential, Inc. by increasing our stake in American IronHorse Motorcycle Company, Inc. and purchasing very desirable real estate locations of some of our best performing pawnshops. We are confident that we will reap the benefits long term from these strategic decisions.”
Dwayne A Moyers is Chief Executive Officer and Chairman of the Board of Xponential, and also serves as Chairman of the Board of American IronHorse. Robert Schleizer, the Company’s Chief Financial Officer, previously served as Chief Financial Officer of American IronHorse from January 2004 to March 2005. Mr. Moyers and other directors and officers of Xponential own or control, either directly or through affiliated entities, an additional 967,262 shares, or 17.3% of the outstanding common stock of American IronHorse.
This release may contain forward-looking statements about the business, financial condition and prospects of Xponential, Inc. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstance on which any such statement is based. Certain factors that may affect the Company’s future results are difficult to predict and many are beyond the control of the Company, but may include changes in regional, national or international economic conditions, the ability to maintain favorable banking relationships as it relates to short-term lending products, changes in governmental regulations, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, future business decisions, and other uncertainties.